Exhibit 99.1




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                                                                 SYCAMORE
                                                                NETWORKS

FOR IMMEDIATE RELEASE

CONTACT:
Press Inquiries                             Investor Inquiries
Scott Larson                                Terry Adams
Public Relations                            Investor Relations
Sycamore Networks, Inc.                     Sycamore Networks, Inc.
978-250-3433                                978-250-3460
scott.larson@sycamorenet.com                investor.info@sycamorenet.com


              SYCAMORE NETWORKS PLANS TO DELAY FILING OF FORM 10-Q
                      FOR THE QUARTER ENDED APRIL 30, 2005

CHELMSFORD, Mass., June 7, 2005 - Sycamore Networks, Inc. (NASDAQ: SCMR) today announced that it will delay the filing of its quarterly report on Form 10-Q for the three months ended April 30, 2005 pending the conclusion of an internal investigation being conducted under the direction of the Audit Committee of its Board of Directors. The investigation relates to the accounting for certain stock options granted during the period from 1999 to 2001, including whether additional stock compensation expenses should have been recorded during the period under review. While there can be no assurances as to the final results of the investigation, the Company does not currently anticipate that the outcome of the investigation will result in any material adjustments being required to be made to the Company's historical revenues, non-stock option related expenses or cash positions.

"The Company and its Board of Directors take these matters very seriously and accordingly we are cooperating fully with the investigation," said Richard Gaynor, the Sycamore Chief Financial Officer.

The Company reported that it is currently unable to estimate when it will be able to file its Form 10-Q for the period ended April 30, 2005 but that it intends to do so as soon as practicable following the completion of the investigation.

About Sycamore Networks

Sycamore Networks, Inc. (NASDAQ: SCMR) develops and services optical networking products for telecommunications service providers worldwide. The Company's products enable service providers to cost-effectively and easily transition their existing fiber optic network into a network infrastructure that can provision, manage and deliver economic, high-bandwidth services to their customers. For more information, please visit www.sycamorenet.com.


Except for the historical information contained herein, we wish to caution you that certain matters discussed in this news release constitute forward-looking statements that involve risks and uncertainties. Actual results or events could differ materially from those stated or implied in forward-looking statements including the nature and scope of the internal investigation, Sycamore's plans to delay the filing date of its Form 10-Q for the period ended April 30, 2005 and the timing of its release of its financial results for such period. The statements contained herein involve risks and uncertainties and actual results may differ significantly. The risks include, but are not limited to, additional actions and findings that may result from the continuing Audit Committee internal investigation. Further, there can be no assurance concerning the results of the internal investigation, timing of the filing of the Company's Form 10-Q for the period ended April 30, 2005 or the release of the financial results for such period. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.